Exhibit 10.1

Stock Appreciation Rights Agreement under the DaVita Inc. 2002 Equity Compensation Plan - Employee

Primary Terms

Grantee:	Sample Example

SSN:	123-45-6789

Address:	1234 Any Street
Apt. # A
Any Town, US 12345

Grant Date:	July 1, 2006

Base Shares:	5,000

Base Price per Share:	$50.0000

Expiration Date:	July 1, 2011

Plan Name:	2002 Equity Compensation Plan

Plan ID#:	2002

Vesting Schedule:	52 Month Spread

1,250 on 07/01/07
417 on 03/01/08
416 on 07/01/08
417 on 11/01/08
416 on 03/01/09
417 on 07/01/09
417 on 11/01/09
416 on 03/01/10
417 on 07/01/10
417 on 11/01/10

The terms set forth above, together with the terms and Conditions attached, constitute one agreement.

Note: Please mark and initial any correction to the Name, SSN and/or Address shown on this page before returning a signed copy of this stock appreciation rights agreement to the Stock Plan Administrator.

This Stock Appreciation Rights Agreement is dated as of July 1, 2006 (“Grant Date”) by and between DaVita Inc., a Delaware corporation (“Company”) and Sample Example (“Grantee”) pursuant to the Company’s 2002 Equity Compensation Plan (“Plan”). Capitalized terms that are used but not defined in this document shall have the meanings set forth in the Plan.

1.	Grant of SAR.

The Company hereby grants to the Grantee the right (“SAR”) to receive with respect to all or any portion of 5,000 shares (“ Base Shares”) of the common stock of the Company (“Common Stock”) a number of shares (“Gain Shares”) of Common Stock with a Fair Market Value equal to the amount by which the Fair Market Value of one share of Common Stock on the date on which the SAR is exercised exceeds a base price of $50.0000 per share (“Base Price”).

2.	Term of SAR.

(a) This SAR shall be effective for the period (“Term”) from the Grant Date shown above through July 1, 2011 (“Expiration Date”).

(b) In the case of the termination of the Grantee’s employment with the Company (“Severance”), the following rules shall apply in determining the date on which the SAR shall terminate.

(i) If the Grantee dies while employed by the Company or during the three (3) month period immediately subsequent to his or her Severance, the SAR shall terminate one (1) year from the date of the Severance.

(ii) If the Grantee was disabled (within the meaning of Section 22(e)(3) of the Code) at the time of his or her Severance, the SAR shall terminate one (1) year following the Severance.

(iii) In all other cases, the SAR shall terminate three (3) months following the Severance.

(c) If the Grantee is transferred between the Company and a subsidiary thereof, or vice versa, or between subsidiaries, Severance shall not be deemed to have occurred.

(d) If there is a meaningful reduction, determined in the Company’s sole discretion, in both the Grantee’s duties and responsibilities and the level of the Grantee’s regular cash compensation for an extended or indefinite period of time, the Company reserves the right to unilaterally revoke some or all of the unvested portion of the SAR.

3.	Exerciseability.

(a) The Base Shares subject to this SAR shall become exerciseable (“vest”) on the dates indicated under the Vesting Schedule table above such that this SAR shall be fully exerciseable on the last date listed on such table; provided, however, that such vesting shall cease at the time of Grantee ‘s Severance.

(b) These installments shall be cumulative, so that this SAR may be exercised as to any or all of the Base Shares covered by an installment at any time or times after the installment becomes vested and until this SAR terminates.

(c) The foregoing notwithstanding, in the event of a “Change of Control”, defined herein as (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) under the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly-owned or majority-owned subsidiary of another corporation), or (ii) any merger or consolidation or reorganization in which the Company does not survive, or (iii) any merger or consolidation in which the Company survives, but the shares of the Company’s Common Stock outstanding immediately prior to such merger or consolidation represent 50% or less of the voting power of the Company after such merger or consolidation, or (iv) any transaction in which more than 50% of the Company’s assets are sold, then, in any such case, this SAR shall automatically vest and become immediately exerciseable in its entirety, such vesting to be effective as of the effective date of such transaction or series of transactions; provided, however, that no transaction contemplated by clauses (i) through (iv) above shall constitute a Change of Control if both (x) the person acting as the Chief Executive Officer of the Company for the 6 months prior to such transaction becomes the Chief Executive Officer or Executive Chairman of the Board of Directors of the entity that has acquired control of the Company as a result of such transaction (the “Acquiror”) immediately after such transaction and remains the Chief Executive Officer or Executive Chairman of the Board of Directors for not less than one year following the transaction and (y) a majority of the Acquiror’s board of directors immediately after such transaction consist of persons who were directors of the Company immediately prior to such transaction.

(d) The Grantee ‘s Severance (whether by reason of death or otherwise) shall not accelerate the number of Base Shares with respect to which an SAR may be exercised.

4.	Method of Exercising.

This SAR may be exercised by the Grantee upon delivery of the following documents to the Company at its principal executive offices, or as otherwise required in accordance with a broker-assisted cashless exercise program:

(a) Written notice, in the form of a completed exercise election form, specifying the number of full Shares with respect to which the SAR is being exercised;

(b) Such agreements or undertakings that are required by the Committee pursuant to the Plan; and

(c) Provision for the payment of any taxes (including withholding taxes) which may be required by the Committee.

5.	Settlement of SAR.

Upon exercise of the SAR, in whole or in part, the Company shall:

(1) provide for the registration in book-entry form for the Grantee’s benefit of the Gain Shares (rounded down to the nearest whole number, and which may be reduced by any Gain Shares required to be withheld or sold on behalf of the Grantee to satisfy tax withholding requirements), or

(2) deliver to the Grantee a stock certificate representing the Gain Shares (rounded down to the nearest whole number, and which may be reduced by any Gain Shares required to be withheld or sold on behalf of the Grantee to satisfy tax withholding requirements).

6.	Assignments.

(a) This SAR shall be exerciseable only by the Grantee during the Grantee ‘s lifetime.

(b) The rights of the Grantee under this SAR may not be assigned or transferred except by will or by the laws of descent and distribution.

7.	No Rights as a Stockholder.

The Grantee shall have no rights as a stockholder of any Base Shares or Gain Shares unless and until Gain Shares are issued to Grantee upon the exercise of the SAR.

8.	Interpretation of SAR.

(a) This SAR is granted under the provisions of the Plan and shall be interpreted in a manner consistent with it.

(b) Any provision in this SAR inconsistent with the Plan shall be superseded and governed by the Plan.

(c) For all purposes under this SAR, employment by the Company shall include employment by the Company or any subsidiary thereof.

9.	Legends on Certificates.

The Grantee acknowledges that the certificates representing any Gain Shares issued upon exercise of this SAR may bear such legends and be subject to such restrictions on transfer as the Company may deem necessary to comply with all applicable state and federal securities laws and regulations.

10.	Amendments.

This SAR may be amended at any time with the consent of the Company and the Grantee.

11.	Non-Competition/Non-Solicitation/Non-Disclosure.

(a) The Grantee acknowledges and recognizes the highly competitive nature of the business of the Company and accordingly agrees that while Grantee is an employee of the Company and for the one-year period following termination of such relationship, the Grantee will not (i) engage in or become an employee, director, principal or shareholder of, consultant to or equity participant in, any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company that engages in activities that are in competition with the Company in the United States (the “Territory”); (ii) (x) directly or indirectly induce any employee of the Company, its affiliates or its subsidiaries or any physician with privileges at a dialysis facility owned by the Company, its affiliates or its subsidiaries to (A) engage in any activity that Grantee has agreed to refrain from pursuant to (i) above or (B) terminate his or her relationship with the Company or any of its affiliates or subsidiaries or (y) directly or indirectly employ, or offer employment to or other similar arrangement with, any person who is or was during the period of the Grantee ‘s employment or consulting or advisory relationship with the Company, or was beforehand, employed or engaged by the Company, its affiliates or subsidiaries, including but not limited to a medical director of a dialysis facility owned or operated by the Company, its subsidiaries or affiliates, or a physician with admitting privileges at a dialysis facility owned, operated or managed by Company, or one of its affiliates or subsidiaries, or (iii) take any action that results, or might reasonably result in any of the foregoing.

(b) In addition, Grantee agrees not to disclose or use for his or her own benefit or purposes or for the benefit or purposes of any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development, programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans, or the business and affairs of the Company (“Information”); provided, however, the foregoing shall not apply to (i) Information which is not unique to the Company, or (ii) Information which is generally known to the industry or the public other than as a result of the Grantee’s breach of his covenant, or (iii) disclosure that is required by any applicable law, rule or regulation. If Grantee receives such a request to produce Information in his or her possession, Grantee shall provide Company reasonable advance notice, in writing, prior to producing said Information, so as to give Company reasonable time to object to Grantee producing said Information.

(c) If, at any time within (a) the Term of this SAR, or (b) one (1) year after termination of employment for any reason, whichever is the latest, Grantee (i) breaches the non-competition provision of Section 10(a), (ii) breaches the non-solicitation provision of Section 10(a), (iii) breaches the non-disclosure provision of Section 10(b), (iv) is convicted of a felony, (v) has been adjudicated by a court of competent jurisdiction of having committed an act of fraud or dishonesty resulting or intending to result directly or indirectly in personal enrichment at the expense of the Company, or (vi) is excluded from participating in any federal health care program, then (1) this SAR shall terminate effective on the date on which Grantee enters into such activity and (2) any gain realized by Grantee from exercising all or a portion of this SAR shall be paid by Grantee to the Company.

This agreement may be considered null and void at the discretion of the Company if a signed copy is not returned to the Stock Plan Administrator NO LATER THAN October 1, 2006.

In Witness Whereof, the Company and the Grantee have executed this SAR effective as of the date first written above.

Grantee	Leadership	Company
(Executive, V.P., etc.)

Printed Name	Printed Name	Printed Name

Signature	Signature	Signature

Title	Title	Title

Division/Department	Division/Department	Division/Department